                                                                    Exhibit 99.2


Alloy Online (ticker: ALOY, exchange: NASDAQ) News Release - 12-Apr-2001

Alloy Announces Acquisition of Carnegie Communications; Adds Leading Information Provider to College-Bound High School Students to Its Stable of Media Assets

NEW YORK--(BUSINESS WIRE)--April 12, 2001--Alloy Online, Inc. (NASDAQ: ALOY), a leading Generation Y media and direct marketing company focused on the 70 million members of Generation Y, today announced that it has acquired Carnegie Communications, a resource for high school students and their parents providing information about colleges and universities and the college application and admissions process. Under the terms of the agreement, Alloy has issued approximately 1.3 million shares of stock and paid $5 million in cash and future consideration to complete the acquisition.

Founded in 1986 with its flagship publication, Private Colleges & Universities ("PC&U"), Carnegie now publishes more than 30 annual publications targeting high school students by region, academic interest, and achievement level. The magazines and complementary Web sites profile leading colleges and universities, such as Harvard, MIT and the University of Southern California, and serve as a recruiting tool for the institutions. Profiled institutions are charged a fee to appear in Carnegie's publications and Web sites. Each year an estimated 3.7 million high school students, parents and guidance counselors receive Carnegie's publications, which are delivered via mail directly to the homes of over 1.5 million students and over 5,000 high schools across the United States, and via Carnegie's Web sites at www.privatecolleges.com, www.acuinfo.com, and www.collegeXpress.com.

Matt Diamond, Alloy's co-founder and CEO, commented, "We are extremely pleased to complete this acquisition as it further advances our convergence media model and connects with an exciting complementary market for Alloy. Alloy is dedicated to providing teenagers with the best information on the subjects that they are most interested in, whenever and wherever they want to access it. This acquisition allows us to provide important information about colleges and universities to our teenage audience, while adding academic institutions to our sponsorship revenue base."

Joe Moore, CEO of Carnegie, added, "We are excited to bring together the assets of Carnegie and Alloy, two of the leaders in serving the teen market. We look forward to leveraging the power of Alloy's database and marketing relationships to grow the Carnegie business and better realize the economic opportunities in the college recruiting market."

"By combining the reach and power of Alloy's media and database assets with Carnegie's established and well respected publications and Web sites, we believe that we can rapidly grow Carnegie's existing business and develop new products targeting the lucrative pre-college market. We expect Carnegie to generate modest revenues for the balance of this fiscal year without affecting our cash profit expectations, while contributing approximately $3 million in revenue and $1.4 million of EBITDA in 2002," concluded Mr. Diamond.

About Alloy Online

Alloy Online, Inc. is a leading teen-focused media company and direct marketer providing community, content, commerce and entertainment to Generation Y, one of the fastest growing segments of the U.S. population. Alloy's convergent media model - which is centered on our Web site (www.alloy.com), and is complemented by the Alloy e-zine and catalog and the CCS Web site (www.ccs.com) and catalog - has a total reach of more than 10 million individuals per month. Together, these components offer a unique blend of services through which teens can interact, share information, explore compelling and relevant content and shop for apparel, accessories, footwear, room furnishings and action sports equipment. For further information regarding Alloy, please visit our Web site (www.alloy.com) and click on "Investor Info".

This announcement may contain forward-looking statements that involve risks and uncertainties, including statements regarding our expectations and beliefs regarding our future results or performance that involve a number of substantial risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect" and "intend" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements including our ability to continue to develop Carnegie's existing business and develop new products, our ability to target existing business and products to the college market, our ability to assess the informational needs of our teenage audience regarding educational decisions, our ability to realize the economic opportunities in this economic market place, and our ability to generate revenues from the Carnegie business. Our actual results could differ materially from those projected in the forward-looking statements and reported results should not be considered an indication of our future performance. For a discussion of our risk factors see the Risk Factors section of our recent Registration Statement on Form S-3 which is on file with the Securities and Exchange Commission.

--30--db/ny*

CONTACT:
   Alloy Online
   Sam Gradess, 212/244-4307
   Chief Financial Officer
   or
   Integrated Corporate Relations
   James Palczynski/Brendon Frey, 203/222-9013 or
   PR21 for Alloy
   Kate Larkin, 212/299-8952
   kate.larkin@pr21.com